Consent of Independent Registered Public Accounting Firm
The Board of Directors Symetra Life Insurance Company:

We consent to the use of our report dated March 25, 2021 included in the registration statement on Form S-1 of Symetra Life Insurance Company (the Company) and related prospectus of the Symetra Trek annuity contract.
Our report relating to the Company’s financial statements, dated March 25, 2021, states that the Company prepared its financial statements using statutory accounting practices prescribed or permitted by the Insurance Division, Department of Commerce of the State of Iowa (statutory accounting practices), which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not intended to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those financial statements are presented fairly, in all material respects, in accordance with the statutory accounting practices.
/s/ KPMG LLP
Seattle, Washington
March 25, 2021